UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2014

Tetraphase Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35837	20-5276217
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Street, Suite 110, Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 715-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2014, the Board of Directors (the “Board”) of Tetraphase Pharmaceuticals, Inc. (the “Company”) elected Jeffrey A. Chodakewitz, M.D., to serve as a class II director until the Company’s Annual Meeting of Stockholders in 2015 or until his successor is duly elected and qualified. Dr. Chodakewitz will serve as a member of the Compensation Committee of the Board of the Company.

Dr. Chodakewitz will receive compensation for his board service as a non-employee director in accordance with the Company’s previously disclosed director compensation program, including a cash retainer of $30,000 for service on the Board, an additional cash retainer for service on any committee of which he is a member, an option to purchase 20,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), upon his initial election, and an option to purchase 10,000 shares of Common Stock on the date of the first Board meeting held after each annual meeting of stockholders. In accordance with this program, the Company granted to Dr. Chodakewitz a nonqualified stock option. The options are granted with an exercise price equal to the closing price of the Common Stock on the NASDAQ Global Market. The options vest in equal quarterly installments over a three-year period measured from the date of grant, subject to continued service as a director, and will become exercisable in full upon a change in control of the Company.

The Company expects to enter into an indemnification agreement (the “Indemnification Agreement”) with Dr. Chodakewitz. The Indemnification Agreement will be substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Dr. Chodakewitz to the fullest extent permitted by law for claims arising in his capacity as a director, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Indemnification Agreement will provide that in the event that we do not assume the defense of a claim against Dr. Chodakewitz, the Company is required to advance him expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (File No. 333-186574), filed with the Securities and Exchange Commission on March 5, 2013.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of stockholders on June 12, 2014 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted in the following manner with respect to the following proposals:

1. The election of Directors as class I directors, each to serve for a three-year term expiring at the 2017 annual meeting of stockholders.

	For	Withheld	Broker Non-Votes
Dr. L. Patrick Gage	13,842,457	20,802	8,038,587
Ms. Nancy Wysenski	13,846,382	16,877	8,038,587

2. The approval of the Company’s 2014 Employee Stock Purchase Plan.

For:	13,804,846
Against:	52,690
Abstain:	5,723
Broker Non-Votes:	8,038,587

3. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2014.

For:	21,665,093
Against:	96,068
Abstain:	140,685
Broker Non-Votes:	0

Item 8.01. Other Events.

On June 17, 2014, the Company issued a press release announcing the appointment of Dr. Chodakewitz. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRAPHASE PHARMACEUTICALS, INC.

Date: June 18, 2014	By:	/s/ David C. Lubner
David C. Lubner
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1(1)	Form of Indemnification Agreement entered into between Tetraphase Pharmaceuticals, Inc. and each of its directors and executive officers

99.2	Press Release issued by Tetraphase Pharmaceuticals, Inc., dated June 17, 2014.

(1)	Incorporated by reference to Exhibit 10.27 to Tetraphase Pharmaceuticals, Inc.’s Registration Statement on Form S-1 (File No. 333-186574), filed with the Securities and Exchange Commission on March 5, 2013.